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Pricing Supplement No. 19 dated October 3, 1997                 Rule 424(b)(3)
(To Prospectus dated July  8, 1996 and                      File No. 333-05701
Prospectus Supplement dated August 7, 1997)


                                 ADVANTA CORP.
                    VALUE NOTES (SM), SERIES A - FIXED RATE

==============================================================================
Cusip No.: 00757GAU3                                  Interest Rate: 7.00%
Aggregate Principal Amount: $45,000.00                Maturity Date:  10/08/99
Total Agents' Discount or Commission: $337.50         Issue Date:  10/08/97
Net Proceeds to Issuer:  $44,662.50                   Trade Date:  10/03/97
==============================================================================

-----------------------------------------------------------------------------------------------------
                                                              Agent's Discount    Net Proceeds
              Name of Agent                Principal Amount    or Commission       to Issuer
-----------------------------------------------------------------------------------------------------
 Sage Rutty & Co.                             $ 15,000.00         $112.50            $14,887.50
-----------------------------------------------------------------------------------------------------
 Dain Bosworth, Inc.                          $ 30,000.00         $225.00            $29,775.00
-----------------------------------------------------------------------------------------------------

Interest Payment Dates:  November 15, 1997 and the 15th day of each succeeding calendar month thereafter through and including September 15, 1999 and on the Maturity Date.

Day Count Convention:

         [X]     30/360 for the period from 10/08/97 to 10/07/99.

Redemption:

         [X]     The Notes cannot be redeemed prior to the Stated Maturity
                 Date.

         [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                 Initial Redemption Percentage:
                 Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Form:    [X]     Book Entry

Agent acting in the capacity as indicated below:

         [X]     Agent                                      [ ]     Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.





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[X]      Other Provisions:      Agent:  Dain Bosworth, Inc.


[ ]      PaineWebber Incorporated

                 [ ]      Legg Mason Wood Walker, Incorporated

                                                       [X]      Sage Rutty & Co.